EXHIBIT 5.1

PERKINS COIE LLP
1201 Third Ave., Suite 4800
Seattle, WA 98101

December 16, 2004

Penwest Pharmaceuticals Co.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120

Ladies and Gentlemen:

We have acted as special counsel to Penwest Pharmaceuticals Co. (the “Company”), in connection with the transactions contemplated by the Share Purchase Agreement dated as of December 10, 2004 by and between the Company and the persons listed on Exhibit A thereto (the “Agreement”). We issue this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission for the resale of up to 3,125,000 shares of Common Stock, $0.001 par value (“Shares”), which were issued and sold pursuant to the Agreement. We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm, in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Perkins Coie LLP
Perkins Coie LLP